Exhibit 99.1

NEWS RELEASE

American Eagle Outfitters Reports May Sales Of $200.0 Million;

Same Store Sales Decrease 9%

Reiterates Second Quarter EPS Guidance

Pittsburgh, PA - June 5, 2008 -- American Eagle Outfitters, Inc. (NYSE: AEO) today announced that total sales for the four weeks ended May 31, 2008 increased slightly to $200.0 million, compared to $199.2 million for the four weeks ended June 2, 2007. Comparable store sales decreased 9% for the month, compared to a 5% increase for the same period last year.

May sales results are consistent with the company's recent expectations, with similar trends across AE guy's and girl's categories continuing in the month.

Total sales for the 17 weeks ended May 31, 2008 increased 4% to $840.4 million, compared to $811.6 million for the 17 weeks ended June 2, 2007. Comparable stores sales decreased 6% for the year-to-date period compared to the same 17 week period last year.

The company maintained its second quarter earnings guidance of $0.28 to $0.30 per share, compared to $0.37 per share last year.

To access the company's recorded monthly sales commentary, please dial (866) 514-0390, or internationally dial (585) 267-8021.

American Eagle Outfitters designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. The original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle currently operates 869 stores in 50 states, the District of Columbia and Puerto Rico, and 76 AE stores in Canada. American Eagle also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships to more than forty countries around the world. The American Eagle brand also includes a Dormwear collection, aerie, which is available in 63 standalone stores, American Eagle stores and at aerie.com. The collection includes bras, undies, camis, hoodies, robes, boxers, sweats and leggings for the AE girl. Designed to be sweetly sexy, comfortable and cozy, the aerie brand offers AE customers a new way to express their personal style everyday, from the dormroom to the coffee shop to the classroom.  77E, a new multi-channel entertainment platform, features original and user-generated content on ae.com, in AE stores, on television, and on Web sites such as Youtube, MySpace and Facebook. For more information, visit www.ae.com.

MARTIN + OSA, a concept targeting 28 to 40 year-old women and men, offers refined casual clothing and accessories, designed to be valuable, irresistible, inspiring, authentic and adventurous.  MARTIN + OSA currently operates 22 stores. For additional information and updates, visit www.martinandosa.com

The company plans to launch a children's apparel brand, 77kids by american eagle, offering on-trend, high-quality clothing and accessories for kids age two to 10. 77kids will debut online at www.77kids.com during Fiscal 2008, with brick-and-mortar stores in the U.S. planned for 2010.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding second quarter earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the Company's second quarter earnings expectations may not be achieved and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Contact:

American Eagle Outfitters, Inc.

Judy Meehan, 412-432-3300